May 30, 2008
Allianz SE,
     Köningstrasse 28,
          80802 Munich,
               Germany.
Allianz Finance Corporation,
     55 Green Farms Road,
          Westport, CT 06881,
               United States of America.
Allianz Finance III B.V.,
     Keizersgracht 484,
          1017 EH Amsterdam,
               The Netherlands.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) guaranteed debt securities (the “Guaranteed Debt Securities”) of Allianz Finance Corporation, a company organized under the laws of Delaware (“AFC”) and Allianz Finance III B.V., a company organized under the laws of The Netherlands (“AFBV”), unconditionally guaranteed as to the payment of principal, premium (if any) and interest, by Allianz SE, a European Company (Societas Europaea or SE) incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union (“Allianz SE”) and (ii) debt securities of Allianz SE (the “Allianz Securities”, and, together with the Guaranteed Debt Securities, the “Securities”) of Allianz SE, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion, when the registration statement on Form F-3 (the “Registration Statement”) has been duly filed and has become automatically effective under the Act, the indentures relating to the Securities (the “Indentures”) have been duly authorized, executed and delivered, the

Allianz SE
Allianz Finance Corporation
Allianz Finance III B.V.
terms of the Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Allianz SE, AFC or AFBV, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Allianz SE, AFC or AFBV, as applicable, and the Securities have been duly authorized, executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of Allianz SE, AFC or AFBV, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency or currency unit in which the Securities were denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of German law, we have relied upon the opinion, dated the date hereof, of Allianz SE’s Group Legal Services, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion. With respect to all matters of Dutch law, we have relied upon the opinion, dated the date hereof, of Allen & Overy LLP, Dutch counsel to AFBV, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.
          Also, we have relied as to certain matters on information obtained from public officials, officers of Allianz SE, AFC and AFBV and other sources believed by us to be responsible, and we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Allianz SE
Allianz Finance Corporation
Allianz Finance III B.V.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP